Exhibit 99

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information: Joe Weigel Director of Marketing and Communications (800) CELADON Ext. 27006 (317) 972-7006 Direct jweigel@celadongroup.com	January 27, 2016

CELADON GROUP REPORTS DECEMBER QUARTER RESULTS
AND DECLARES DIVIDEND

INDIANAPOLIS – Celadon Group Inc. (NYSE : CGI) today reported its financial and operating results for the three months and six months ended December 31, 2015, the second fiscal quarter of the Company’s fiscal year ending June 30, 2016.

Revenue for the quarter increased 23.8% to $275.4 million in the 2016 quarter from $222.4 million in the 2015 quarter.  Freight revenue, which excludes fuel surcharges, increased 33.2% to $249.3 million in the 2016 quarter from $187.2 million in the 2015 quarter.  Net income decreased 22.4% to $6.6 million in the 2016 quarter from $8.5 million for the same quarter last year.  Earnings per diluted share decreased 33.3% to $0.24 in the 2016 quarter from $0.36 for the same quarter last year.

Revenue for the six months ended December 31, 2015 increased 30.2% to $541.5 million from $415.8 million for the same period last year.  Freight revenue, which excludes fuel surcharges, increased 41.2% to $487.1 million in the December 2015 period from $344.9 million in the December 2014 period.  Net income increased 8.4% to $18.0 million in the December 2015 period from $16.6 million for the same period last year.  Earnings per diluted share decreased 7.2% to $0.64 in the December 2015 period from $0.69 for the same period last year.

Paul Will, Chief Executive Officer, made the following comments:  “We had great success in the quarter growing top line revenues in a less than robust freight environment.  We believe these efforts position us well to continue to focus on improving our key operating metrics.  We saw improvement in some of our key operating statistics that we believe will be beneficial long term as capacity is challenged by a very competitive driver recruiting market, in addition to the numerous pending and proposed federal safety initiatives such as electronic logging devices (ELD’s) and mandatory truck speed limiters.  The increase in average seated tractor count of 1,693 or 46.8%, to 5,314 in the December 2015 quarter compared with 3,621 in the December 2014 quarter was a significant operating metric improvement that resulted in increased revenue for the quarter, although the ending seated tractor count decreased sequentially to 5,337 at the end of December, from 5,375 at the end of September.  Our average revenue per tractor per week decreased $374, or 11.9%, to $2,775 in the December 2015 quarter, from $3,149 in the December 2014 quarter.  This decrease is a result of a lackluster freight environment coupled with the significant growth in our seated tractor count.  We continue to increase our customer freight to better align with our increased fleet size.  In addition, our average revenue per loaded mile increased to $1.917 per mile in the December 2015 quarter from $1.798 in the December 2014 quarter, which is a 6.6% increase.

“Included in our December 2015 operating results were two items that negatively impacted our earnings.  We incurred approximately $1.2 million of transition related expenses from our previously announced acquisition of the truckload assets of Tango Transport during the quarter.  These costs related to the transitioning of customer freight and the assisting in the wind down of the Tango operations.  We have retained a large portion of the selected business from the transaction to date.  The second item was associated with decreased earnings related to the lower sales volume of assets in the quarter related primarily to the holiday season as well as the timing of funding within the period.

“We continue to work on driver recruitment and retention as the market remains challenging for qualified drivers.  As a result, our costs related to driver training, advertising for experienced drivers, and other recruitment and retention efforts have continued to increase, however, we have taken steps to more efficiently recruit drivers that will result in a reduction of these costs in the coming quarters.  This, along with economic and safety regulatory issues, should result in a more constrained truckload capacity for shippers in the future.  In addition to initiating and implementing sustainable rate increases, we are continuing to work on cost reduction initiatives as we strive to improve our operating results.”

“The average age of the Company’s tractor fleet was 1.6 years as of December 2015.  Gains on sales of assets were $5.5 million in the December 2015 quarter compared with $4.0 million in the December 2014 quarter.   The gain on sale of equipment in the quarter, which is net of any trade expenses, resulted primarily from the sale of third party equipment by our sales and leasing division.  As Celadon has completed its tractor refresh cycle, we expect all gains going forward to be related to third party sales and leasing.

“Our balance sheet remains solid and we retain significant liquidity to support the growth of our business. At December 31, 2015, we had $369.1 million of stockholders' equity and our earnings before interest, taxes, depreciation and amortization was $33.3 million in the current December 2015 quarter.  At December 31, 2015, we had $126.9 million outstanding borrowings on our operating bank line of $300 million, leaving $173.1 million of available borrowings to fund operations.  Our increased cash flow generated from operations will allow us to effectively continue to execute on our growth strategy.”

On January 27, 2016, the Board of Directors approved a regular cash dividend to shareholders for the quarter ending March 31, 2016.  The quarterly cash dividend of two cents ($0.02) per share of common stock will be payable on April 22, 2016 to shareholders of record at the close of business on April 8, 2016.

Conference Call Information

Participants can pre-register for the conference call by navigating to Celadon's Investor Relations website, http://investors.celadontrucking.com, under the Report Center menu option.  Those without Internet access or unable to pre-register may join the conference by dialing 1-800-659-2953.  A replay of the webcast will be available through February 28, 2016 at http://investors.celadontrucking.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, provides long-haul, regional, local, dedicated, intermodal, temperature-protect, flatbed and expedited freight service across the United States, Canada and Mexico.  The company also owns Celadon Logistics Services, which provides freight brokerage services, freight management, as well as supply chain management solutions, including warehousing and distribution.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (Dollars and shares in thousands except per share amounts)
(Unaudited)

	For the three months ended		For the six months ended
	December 31,		December 31,
	2015	2014	2015	2014

REVENUE:
Freight revenue	$249,311	$187,205	$487,123	$344,909
Fuel surcharge revenue	26,088	35,166	54,397	70,878
Total revenue	275,399	222,371	541,520	415,787

OPERATING EXPENSES:
Salaries, wages, and employee benefits	85,877	63,569	167,354	120,791
Fuel	26,688	39,199	54,416	79,184
Purchased transportation	93,948	58,228	182,978	101,865
Revenue equipment rentals	2,201	2,648	4,423	5,238
Operations and maintenance	18,243	12,990	35,849	24,229
Insurance and claims	7,709	7,221	14,637	12,898
Depreciation and amortization	19,187	17,734	40,788	33,291
Communications and utilities	2,611	2,097	4,955	3,927
Operating taxes and licenses	5,532	3,699	10,504	7,013
General and other operating	4,803	3,427	9,085	6,882
Gain on disposition of equipment	(5,479)	(4,010)	(18,721)	(8,568)
Total operating expenses	261,320	206,802	506,268	386,750

Operating income	14,079	15,569	35,252	29,037

Interest expense	3,758	2,008	6,910	3,177
Interest income	---	(3)	---	(7)
Other income	21	(36)	121	(110)
Income before income taxes	10,300	13,600	28,221	25,977
Income tax expense	3,685	5,057	10,239	9,387
Net income	$6,615	$8,543	$17,982	$16,590

Income per common share:
Diluted	$0.24	$0.36	$0.64	$0.69
Basic	$0.24	$0.37	$0.65	$0.71

Diluted weighted average shares outstanding	27,940	23,991	27,953	23,963
Basic weighted average shares outstanding	27,480	23,327	27,467	23,284

CELADON GROUP, INC
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2015 and June 30, 2015
(Dollars and shares in thousands except par value amounts)

	(unaudited)
	December 31,	June 30,
ASSETS	2015	2015

Current assets:
Cash and cash equivalents	$7,728	$24,699
Trade receivables, net of allowance for doubtful accounts of $1,446 and $1,002 at December 31, 2015 and June 30, 2015, respectively	135,544	130,892
Prepaid expenses and other current assets	43,143	33,267
Tires in service	2,471	1,857
Leased revenue equipment held for sale	49,298	52,591
Revenue equipment held for sale	81,016	49,856
Income Tax Receivable	15,228	17,926
Deferred income taxes	6,401	7,083
Total current assets	340,829	318,171
Property and equipment	900,051	935,976
Less accumulated depreciation and amortization	147,242	147,446
Net property and equipment	752,809	788,530
Tires in service	2,871	2,173
Goodwill	58,919	55,357
Investment in unconsolidated companies	2,000	---
Other assets	11,951	11,458
Total assets	$1,169,379	$1,175,689

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,747	$13,699
Accrued salaries and benefits	14,452	16,329
Accrued insurance and claims	17,180	14,808
Accrued fuel expense	8,717	10,979
Accrued purchase transportation	18,194	16,259
Accrued equipment purchases	15,264	775
Deferred leasing revenue	26,828	31,872
Other accrued expenses	25,550	31,835
Current maturities of long term debt	616	948
Current maturities of capital lease obligations	57,762	62,992
Total current liabilities	207,310	200,496
Capital lease obligations, net of current maturities	344,541	366,452
Long term debt, net of current maturities	127,496	133,199
Other long term liabilities	---	953
Deferred income taxes	120,904	108,246
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued and outstanding 28,375 and 28,342 shares at December 31, 2015 and June 30, 2015, respectively	936	935
Treasury stock at cost; 500 and 500 shares at December 31, 2015 and June 30, 2015, respectively	(3,453)	(3,453)
Additional paid-in capital	197,194	195,682
Retained earnings	212,295	195,412
Accumulated other comprehensive loss	(37,844)	(22,233)
Total stockholders' equity	369,128	366,343
Total liabilities and stockholders' equity	$1,169,379	$1,175,689

Key Operating Statistics

	For the three months ended		For the six months ended
	December 31,		December 31,
	2015	2014	2015	2014
Average revenue per loaded mile (*)	$1.917	$1.798	$1.891	$1.718
Average revenue per total mile (*)	$1.629	$1.598	$1.621	$1.523
Average revenue per tractor per week (*)	$2,775	$3,149	$2,842	$3,067
Average miles per seated tractor per week(**)	1,704	1,971	1,753	2,015
Average seated line-haul tractors (**)	5,314	3,621	5,128	3,438
*Freight revenue excluding fuel surcharge.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

Adjusted Trucking Revenue (^)	$217,816	$183,394	$433,279	$345,044
Asset Light Revenue	32,943	21,775	63,527	38,322
Intermodal Revenue	10,177	8,607	21,308	17,847
Other Revenue	14,463	8,596	23,406	14,574
Total Revenue	$275,399	$222,372	$541,520	$415,787
^Trucking Revenue for US, Canada, Mexico. Includes Fuel Surcharge.

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